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EXHIBIT 99.1

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[LINDSAY MANUFACTURING CO. LOGO] 2707 NO. 108TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6835
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FOR FURTHER INFORMATION, CONTACT:

LINDSAY MANUFACTURING:                           HALLIBURTON INVESTOR RELATIONS:
David Downing                                    Jeff Elliott or Geralyn DeBusk
VP and CFO                                       972-458-8000
402-827-6235



            LINDSAY MANUFACTURING CO. TO ACQUIRE BARRIER SYSTEMS INC.

         Omaha, Nebraska--May 2, 2006--Lindsay Manufacturing Co. (NYSE: LNN) today announced that it has formed a new wholly owned subsidiary of the Company and entered into an agreement and plan of merger with Barrier Systems Inc. ("BSI"), which will result in the Company owning all of the outstanding capital stock of BSI at closing. BSI is a privately held California corporation engaged in the manufacture of specialty roadway barriers and crash cushion products that are used to reduce traffic congestion and enhance highway safety. The new wholly owned subsidiary will be merged with and into BSI. Under the terms of the merger agreement, the Company agreed to pay $35 million in cash to acquire all of the outstanding stock of BSI, subject to a post-closing net asset adjustment. The merger consideration will be used to repay all funded debt of BSI and its transaction expenses, with the remainder being paid to shareholders and option holders of BSI. The merger agreement provides that $3.5 million of the consideration will be held in escrow to secure the indemnification obligations of the shareholders and option holders of BSI. The Company intends to fund the payment of the merger consideration from its own working capital and borrowed funds and expects the transaction to close within the next 45 days.

"We are pleased to announce our entrance into the attractive highway infrastructure market," commented Rick Parod, Lindsay's president and chief executive officer. "We have a long relationship with Barrier Systems as a customer of our diversified manufacturing segment and have been impressed with the quality of the management team and the prospects for their future growth."

Parod continued, "We believe that the acquisition of BSI is in accordance with our strategy for product line expansion in key growth markets and expect it to be accretive to earnings in our fiscal fourth quarter."

The terms of the merger agreement were determined on the basis of arm's-length negotiations. In the ordinary course of business, the Company has supplied components used by BSI in its manufacturing process. The Company does not consider this a material relationship and no other relationships exist between the Company and BSI or its shareholders.



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The merger agreement provides for customary representations, warranties and covenants by the Company and BSI and is subject to customary closing conditions, including approval by the shareholders of BSI.

ABOUT LINDSAY MANUFACTURING CO.
Lindsay manufactures and markets Zimmatic, Greenfield, Stettyn and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also produces large diameter steel tubing and provides outsourced manufacturing and production services for other companies. At April 6, 2006, Lindsay had approximately 11.5 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN. More information on the Company can be found at www.lindsaymanufacturing.com.

ABOUT BARRIER SYSTEMS INC.
Founded in 1984 and headquartered in Rio Vista, California, BSI manufactures and markets movable barriers for flexibly adding lanes during rush hour to reduce traffic congestion, improve safety and increase traffic throughput. The company also produces crash cushions and specialty barriers to improve motorist and highway worker safety. More information on the company can be found at www.barriersystemsinc.com.

CONCERNING FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and the likelihood of closing the transactions contemplated by the Merger Agreement. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words "expectation," "outlook," "could," "may," "should," or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.